The Premium Lifestyle Brand in Multi-Media Retailing: A Company Overview ValueVision Media (NASDAQ: VVTV) June 16, 2010 www.shopnbc.com Filed Pursuant to Rule 433 Issuer Free Writing Prospectus dated June 16, 2010 Registration No. 333-167396 The distribution of this free writing prospectus and the accompanying prospectus and the offering of the shares in certain jurisdictions may be restricted by law. This free writing prospectus, the preliminary prospectus and any prospectus supplement do not constitute an offer, or an invitation on our behalf or by the selling shareholder or the underwriter or any of them, to subscribe to or purchase any of the shares of common stock, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation. See "Plan of Distribution" in the preliminary prospectus. The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital toll-free at 1-888-603-5847.

Forward-Looking Information This document may contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and accordingly are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to various important factors, including (but not limited to): consumer spending and debt levels; interest rates; competitive pressures on sales, pricing and gross profit margins; the level of cable and satellite distribution for the company's programming and the fees associated therewith; the success of the company's e-commerce and new sales initiatives; the success of its strategic alliances and relationships; the ability of the company to manage its operating expenses successfully; the ability of the Company to establish and maintain acceptable commercial terms with third party vendors and other third parties with whom the Company has contractual relationships; changes in governmental or regulatory requirements; litigation or governmental proceedings affecting the company's operations; and the ability of the company to obtain and retain key executives and employees. More detailed information about those factors is set forth in the company's filings with the Securities and Exchange Commission, including the company's annual report on Form 10- K, quarterly reports on Form 10-Q, and current reports on Form 8-K. The company is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise. EBITDA and EBITDA, as adjusted EBITDA represents net loss for the respective periods excluding depreciation and amortization expense, interest income (expense) and income taxes. The company defines Adjusted EBITDA as EBITDA excluding non-operating gains (losses); non-cash impairment charges and write-downs; restructuring and chief executive officer transition costs; and non-cash share-based compensation expense. The company has included the term "Adjusted EBITDA" in our EBITDA reconciliation in order to adequately assess the operating performance of our "core" television and internet businesses and in order to maintain comparability to our analyst's coverage and financial guidance, when given. Management believes that Adjusted EBITDA allows investors to make a more meaningful comparison between our core business operating results over different periods of time with those of other similar companies. In addition, management uses Adjusted EBITDA as a metric measure to evaluate operating performance under its management and executive incentive compensation programs. Adjusted EBITDA should not be construed as an alternative to operating income (loss) or to cash flows from operating activities as determined in accordance with generally accepted accounting principles and should not be construed as a measure of liquidity. Adjusted EBITDA may not be comparable to similarly entitled measures reported by other companies. www.shopnbc.com 2 FORWARD-LOOKING INFORMATION

Retailing on TV, Internet, Mobile, Social $528 million (FY 2009) 34% e-commerce sales penetration (FY 2009) Leveraged multi-media marketing to 76 million homes, streamed online, e-commerce, mobile devices, and social media Over 1 million active customers 5.6 million shipped units (FY 2009) Unique & Differentiated Value Proposition Premium lifestyle broad-based merchandise Specialty destinations and authority in: home, electronics, beauty, health, fitness, jewelry, watches, and fashion Upscale price point: $108 average selling price Over 1,000 new product launches monthly 3 SHOPNBC: A BROAD-BASED MULTI-MEDIA RETAILER OVERVIEW: COMPANY

4 Live 24x7 Television Internet Product Videos Mobile Devices Streamed Live Online Social Media LEVERAGED MULTI-MEDIA RETAILING OVERVIEW: COMPANY

# INDUSTRY VETERAN LEADERSHIP

| Over 140 years of combined multi-channel retailing experience; proven track record of success with management owning 12% of common stock. | |
|---|---|
| **Randy Ronning, Chairman of the Board**<br>36 years of multi-channel retail, JC Penney – QVC | **Keith Stewart, CEO**<br>20 years of multi-channel retail, QVC |
| **Bob Ayd, President**<br>30 years of multi-channel retail, QVC – Macy's | **Bill McGrath, Interim CFO & VP Quality Assurance**<br>19 years of multi-channel retail,<br>QVC – Subaru of America – Arthur Andersen |
| **Kris Kulesza, SVP Merchandising**<br>33 years of multi-channel retail, Hallmark – HSN | **Carol Steinberg, SVP Ecommerce & Marketing**<br>15 years of multi-channel retail, QVC – David's Bridal |
| **Mike Murray, SVP Operations**<br>25 years of combined multi-channel & operations,<br>ShopNBC – Fingerhut | **Jean Sabatier, SVP Sales & Product Planning**<br>12 years of multi-channel retail, QVC |
| **Nathan Fagre, SVP & General Counsel**<br>20 years of multi-channel retail & legal,<br>ShopNBC – Occidental | **Ashish Akolkar, VP IT Operations**<br>12 years of multi-channel retail & information technology,<br>Netbriefings – Sunflower Information Technologies |
| **Darlene Daggett, Strategic Advisor**<br>30 years of multi-channel retail, QVC - Acappella | **Paul Kelley, VP On-Air Talent**<br>20 years of multi-channel retail, QVC – WSS - VIATV |

5

OVERVIEW: COMPANY

6 Units Shipped (MM) 5.6 38.8 112.5 Revenue ($MM)TV / Web $528 66% / 34% $2,00870% / 30% $4,94874% / 26% Gross Profit Margin 32.9% 33.8% 34.8% EBITDA Margin (4%) 9.8% 21.6% US Households Reached 75.6 Million 94.0 Million 94.8 Million Revenue per HH $7.2 $21.3 $52.2 Average Selling Price $108 $59 $48 Active Customer Base 1022 K 4.5 MM (Est.) 7.4 MM Note: Data reflects US operations only. Source: Company Filings. (Data for LTM ended 1/30/10) Source: HSN 2009 Q4 & Full Year Earnings Press Release (Data for FYE ended 12/31/09) Source: Liberty Media Filings & HSN Investor Presentation (Data for LTM ended 12/31/09) 6 OVERVIEW: COMPANY COMPETITIVE SET: 2009

SHOPNBC HISTORICAL MILESTONES Since inception and prior to new management 1999: GE & NBC investment Common stock reaches $60 2000: Expanded Distribution Center for Polo.com joint venture 2004: Reaches 55 million homes 1991: Initial Public Offering 2007: Sold stock in Polo.com for $42 million ShopNBC.TV launches Reaches 72 million homes Aug 2008: New management: Former QVC exec, Keith Stewart, joins as President & COO 1991 1999 2000 2001 2004 2007 2008 2009 2010 2001: Branded as ShopNBC 2009-2010: See next slide for details OVERVIEW: COMPANY 7

SHOPNBC MILESTONES: Q3'08 - Q1'10 Q4 08: Keith Stewart appointed CEO Former EVP & CMO of QVC-US, Randy Ronning, joins Board Former President of QVC- US, Darlene Daggett, joins as strategic advisor Q2 09: Randy Ronning appointed Chairman Former QVC execs join ShopNBC as Carol Steinberg, SVP of Ecomm & Marketing; Jean Sabatier, SVP of Sales & Planning Major cable deals renewed at lower rates 106 new vendors added Q3 08: Keith Stewart joins as President & COO Mr. Stewart, former CEO of QVC-Germany, grew business unit from small player to country's largest shopping network Former CEO of Anderson Worldwide, Joe Berardino, joins Board Q1 09: GE Preferred Stock recapitalized Launches iPhone app Board of Directors reconstituted 94 new vendors and 62 brands added Launches strategic initiative to lower price points 2008 2009 2010 Q4 09: Announces $20 million credit facility Launches all-new mobile commerce Achieves single largest sales day on Nov 8 (since mid-2008) Surpasses 1 million customers Reaches 76 million homes E-commerce sales penetration at 39% Net shipped units up 47% for full year OVERVIEW: COMPANY 8 Q1 10: Former EVP and CMO of QVC-US, Bob Ayd, joins as President Q3 09: Suzanne Somers launches 122 new vendors added, over 100 new guest experts Industry-leading e-commerce sales penetration at 34% Extends web product mix

FY 2009 sales: Q1 (14%), Q2 (16%), Q3 (4%), Q4 +7% Reduced EBITDA loss from ($51MM) F08 to ($20MM) F09 From FY 2008 to FY 2009, reduced operating expenses by $56.3M, lowered return rates to 21% vs. 26%, and reduced transactional costs to $3.60 vs. $4.50 Renegotiated cable & satellite agreements with significant reduction in overall distribution rates Surpassed 1 million active customers; intentionally lowered price points throughout the year to broaden appeal Expanded product mix across all categories of home, electronics, health, beauty, fitness, watches, jewelry, and fashion Gross Margins at 33%, up 0.7ppt New industry veteran leadership Industry-leading e-commerce sales penetration at 34% Leveraged multi-media marketing and distribution on TV, web, mobile, & social channels OVERVIEW: COMPANY 9 2009 SALES & OPERATING HIGHLIGHTS

PROGRESS ON KEY VARIABLES: 2009 Internet Penetration Active Customers (000s) Gross Margin Average Selling Price Average FTEs Net Shipped Units 10 OVERVIEW: COMPANY Active Customers (000s) Gross Margin Average FTEs

OVERVIEW: COMPANY STRATEGIC BRAND POSITIONING It's all about the customer. Mission: Our goal is to be the premium lifestyle brand in the multi-media retailing industry. As an interactive, multi-media retailer, our strategy is to offer our current and new customers brands and products that are meaningful, unique and relevant at a compelling value proposition. Our merchandise brand positioning aims to be the destination and authority in the categories of home, electronics, beauty, health, fitness, fashion, jewelry and watches. We are focused on creating an engaging experience that builds strong loyalty and a growing customer base while driving repeat purchases, sales growth, and profitability. 11

KEY STRATEGIES ShopNBC is currently in a transition period, as we implement our new strategic vision. In support of this strategy, the following actions are being pursued to improve the operational and financial performance of our company: Increase top-line sales by growing new and active customers while improving household penetration, Increase gross margin dollars and rates driven by merchandise rate improvements in several key product categories while tightly managing inventory levels, Reduce operating expenses to reverse our operating losses, Continue renegotiating cable and satellite carriage contracts where we have cost savings opportunities, Broaden and optimize our mix of product categories offered on television and the internet in order to appeal to a broader population of potential customers, Lower the average selling price of our products in order to increase the size and purchase frequency of our customer base, Grow our e-commerce business by providing expanded product online product assortment and internet-only merchandise offerings, and Improve our multi-channel shopping and customer service experience in order to retain and attract more customers including expanding our internet, mobile and social networking reach. OVERVIEW: COMPANY 12

Customer Profile Over 1 million customers Affluent and loyal shopper Average income over $70k Has a taste for the good life and is fashion forward Wants authenticity and proud of shopping on TV/Web Craves excitement and newness Loves the story behind each product, wants to be educated 35-64 years old Multi-media shopper = 4x FOCUS ON MULTI-MEDIA CUSTOMERS OVERVIEW: COMPANY TV shopper - $675/yr 1x Online shopper - $561/yr 1x Multi-media shopper - $2,423/yr 4x 13

Solid technology foundation for growth and leverage of video content. OVERVIEW: COMPANY State of the Art 950 Sqft. Control Room 85 sq. ft. HD-ready Barco Monitor Wall Digital Audio board with over 64 inputs Robotic camera station Space for 10 people 5 Studios Totaling 12,500 Sqft. 6 Sony Robotic Cameras 2 non-robotic studio cameras 2 handheld cameras Live studio audience up to 100 people 18 Sets Ranging from Classic to High-Tech 3 Editing Rooms, Avid Non-Linear Systems 18 Hosts and over 250 Guest Experts 14 BROADCAST TECHNOLOGY

Broadcast into 76 million homes nationwide. OVERVIEW: COMPANY US Basic Cable = 62.6 million homes DirecTV = 18.4 million homes DISH = 13.8 million homes Verizon = 2.5 million homes AT&T = 2 million homes HD* = 53% of TV households own an HDTV set. *Total US HD Subscribers = 23.5 Million 15 DISTRIBUTION

ShopNBC.com to complement the core TV business with easy to find items shown on TV and provide additional information not available on TV, such as rich copy/specs, customer reviews, zoom capabilities and additional images Incremental revenue stream accomplished through "web only" expanded product assortment through our drop ship network. Leverage Web content (information, videos, product reviews, messaging) on external sites: YouTube Facebook Twitter Product Reviews 16 MULTI-MEDIA MARKETING: INTERNET OVERVIEW: COMPANY

Product Videos Embedded on Product Page ShopNBC.TV Online video capabilities with real-time encoding from ShopNBC's broadcast center Live streaming of TV broadcast from site - Watch Us Live! On-demand replay of last two weeks of TV shows and event videos ShopNBC.tv - "Video-Commerce" site - destination for "TV" like experience Promo Video on Brand Landing Page MULTI-MEDIA MARKETING: LIVE STREAM & ON-DEMAND VIDEO OVERVIEW: COMPANY 17

MULTI-MEDIA MARKETING: MOBILE Mobile enabled site launched Dec 2009 Optimizes display for small screen Easy and quick access to top areas of interest Auto sensing of mobile device Current Site on Mobile Device Mobile Enabled Site iPhone App - version 2 Commerce enabled - transact from device iPhone app launched April 2009; 1st TV shopping channel to launch iPhone app Version 2 launched Dec 2009 18 OVERVIEW: COMPANY

Build community and driving customer engagement using social networks: Facebook, YouTube & Twitter Repurpose massive amount of content (video, images, text comments, editorial, contests) across web and social networking platforms MULTI-MEDIA MARKETING: SOCIAL MEDIA 19 OVERVIEW: COMPANY

OVERVIEW: COMPANY 20 Q1 2010 Results

Due to the company's licensing agreement with NBCU expiring on May 1, 2011, a comprehensive Transition Plan has been developed well in advance in order to ensure a smooth transition. The timeline of the Transition Plan has already begun and spans through the fall of 2011. Transition Day is slated for February 1, 2011, as part of the "New Year, New Name" campaign. All major creative groundwork to be completed by Oct 31, 2010. OVERVIEW: COMPANY RENAMING OVERVIEW

Common Shares Outstanding 32.7 million common shares (6.5 million shares held by NBCU) GE Warrants 6.0 million warrants $0.75 exercise price Expire February 2019 GE Preferred Stock 4.9 million Series B Non-Convertible Mandatory Redeemable Preferred Stock Current redemption value of 47 million Dividend accrues at 12% annually Redeemable 30% in 2013 and 70% in 2014 OVERVIEW: COMPANY 22 Capitalization and Liquidity Share Profile Liquidity Sources Currently undrawn as of quarter ended May 1, 2010. Borrowing capacity under Revolver is subject to compliance with financial covenants and under certain cases the available borrowing may be limited to $8 million, as more fully described and qualified by the Company's Quarterly Report on Form 10-Q for the quarter ended May 1, 2010. Information as of May 1, 2010

OVERVIEW: COMPANY 23 Adjusted EBITDA Reconciliation A reconciliation of Adjusted EBITDA to its comparable GAAP measurement, net loss (in millions): Year Ended Year Ended Year Ended Year Ended Year Ended Three-MonthsEnded Three-MonthsEnded Three-MonthsEnded Three-MonthsEnded Three-MonthsEnded January 30, January 30, January 31, January 31, May 1, May 1, May 2, May 2, 2010 2010 2009 2009 2010 2010 2009 2009 Adjusted EBITDA $ (19.4) $ (51.4) $ (4.3) $ (6.8) Less: Non-operating gains (losses) and equity in income of RLM 3.6 (1.0) - - Write-down of auction rate investments - (11.1) - - FCC license impairment - (8.8) - - Restructuring costs and other non-recurring television station sale gains (2.3) (4.3) (0.4) (0.1) CEO transition costs (1.9) (2.7) - (0.1) Non-cash share-based compensation expense (3.2) (3.9) (0.8) (0.9) EBITDA (as defined) (23.2) (83.2) (5.5) (7.9) A reconciliation of EBITDA to net loss is as follows: EBITDA, as defined (23.2) (83.2) (5.5) (7.9) Adjustments: Depreciation and amortization (14.3) (17.3) (3.7) (3.8) Interest income 0.4 2.7 - 0.2 Interest expense (4.9) - (1.8) (0.7) Income taxbenefit 0.1 - - 0.2 Net loss $ (41.9) $ (97.8) $ (11.0) $ (12.0)

THE PREMIUM LIFESTYLE BRAND IN MULTI-MEDIA RETAILING ValueVision Media (NASDAQ: VVTV) www.shopnbc.com